As filed with the Securities and Exchange Commission on September 2, 2022
Registration No. 333‑

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S‑1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BRICKELL BIOTECH, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2836 (Primary Standard Industrial Classification Code Number)	93-0948554 (I.R.S. Employer Identification No.)
5777 Central Avenue
Suite 102
Boulder, CO 80301
(720) 505-4755
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert B. Brown
Chief Executive Officer
5777 Central Avenue
Suite 102
Boulder, CO 80301
(720) 505-4755
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:
Jonathan R. Zimmerman Griffin D. Foster Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402-3901 Telephone: (612) 766-7000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company
Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED SEPTEMBER 2, 2022
PRELIMINARY PROSPECTUS

1,750,000 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 1,750,000 shares of our common stock, par value $0.01 per share, by Lincoln Park Capital Fund, LLC (the “selling stockholder” or “Lincoln Park”). The shares of our common stock that may be offered by Lincoln Park are issuable pursuant to a Purchase Agreement that we entered into with Lincoln Park on February 17, 2020 (the “Purchase Agreement”) relating to the sale of up to an aggregate of $28.0 million in shares of our common stock. See the section of this prospectus entitled “The Lincoln Park Transaction” in this prospectus for a description of the Purchase Agreement and the section entitled “Selling Stockholder” in this prospectus for additional information about the selling stockholder.
The shares of common stock described in this prospectus may be sold from time to time pursuant to this prospectus by the selling stockholder in ordinary brokerage transactions, in transactions in which brokers solicit purchases, in negotiated transactions, or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices or prices subject to change, or at negotiated prices. See “Plan of Distribution.” We cannot predict when or in what amounts the selling stockholder may sell any of the shares offered by this prospectus.
We are not selling any shares of our common stock, and we will not receive any of the proceeds from any sale of shares by the selling stockholder. However, we may receive aggregate gross proceeds of up to $28.0 million under the Purchase Agreement. As of August 31, 2022, approximately $26.9 million of shares of common stock were remaining, but had not yet been sold by us under the Purchase Agreement. The selling stockholder will pay all brokerage fees and commissions and similar sale-related expenses. We are only paying expenses relating to the registration of the shares with the Securities and Exchange Commission (the “SEC”). The registration of the shares of our common stock does not necessarily mean that any of such shares will be issued by us or offered and sold by the selling stockholder.
The selling stockholder may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholder may sell the shares of common stock being registered pursuant to this prospectus. The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).
You should read this prospectus, together with the documents we incorporate by reference, carefully before you invest in shares of our common stock.
Our common stock is listed on The Nasdaq Capital Market under the symbol “BBI.” On August 31, 2022, the last reported sale price of our common stock on The Nasdaq Capital Market was $2.52 per share.

INVESTING IN OUR SHARES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 7 OF THIS PROSPECTUS AND IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K AND ANY SIMILAR SECTION CONTAINED IN ANY DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS BEFORE INVESTING IN OUR SHARES.
Neither the SEC nor any state securities commission has approved or disapproved of these shares or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is September  , 2022.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1. Pursuant to this prospectus, the selling stockholder may, from time to time, sell up to 1,750,000 shares of our common stock that it may purchase from us from time to time at our sole discretion in the future pursuant to the Purchase Agreement.
This prospectus provides you with a general description of our common stock. The selling stockholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling stockholder and the terms upon which the securities are being offered. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus, any prospectus supplement and any free writing prospectus, together with the additional information described under the headings “Incorporation by Reference” and “Where You Can Find More Information” below.
We may also add, update or change information contained in this prospectus by incorporating by reference information that we file or furnish to the SEC. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. Please carefully read this prospectus, any prospectus supplement and any free writing prospectus, together with the additional information described under the headings “Incorporation by Reference” and “Where You Can Find More Information,” before purchasing any shares.
You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any free writing prospectus. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. The selling stockholder is not making an offer of these shares in any state or jurisdiction where the offer is not permitted. You should only assume that the information in this prospectus or in any prospectus supplement or free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.
Effective July 5, 2022, we effected a 1-for-45 reverse stock split of outstanding shares of our common stock (the “Reverse Stock Split”). Unless otherwise noted, share and per share amounts reported prior to July 5, 2022 in this prospectus have been revised to reflect the Reverse Stock Split.
In this prospectus, “Brickell,” the “Company,” “we,” “us” and “our” refer to Brickell Biotech, Inc. and its consolidated subsidiaries, except where the context otherwise requires.

CAUTIONARY NOTE CONCERNING FORWARD‑LOOKING STATEMENTS
This prospectus contains forward-looking statements that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements contained in this prospectus other than statements of historical fact, including statements relating to future financial, business, and/or research and clinical performance, conditions, plans, prospects, trends, or strategies and other such matters, including without limitation, our strategy; future operations; future financial position; future liquidity; future revenue and payments of any type; territorial focus; projected expenses; results of operations; the anticipated timing, scope, design, progress, results, and/or reporting of data of ongoing and future nonclinical and clinical trials; intellectual property rights, including the acquisition, validity, term, and enforceability of such; the expected timing and/or results of regulatory submissions and approvals; and prospects for commercializing any product candidates of Brickell or third parties, or research and/or licensing collaborations with, or actions of, its partners, including in the United States (“U.S.”), Japan, South Korea, or any other country, or business development activities with other potential partners. The words “may,” “could,” “should,” “might,” “anticipate,” “reflects,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “potential,” “will,” “evaluate,” “advance,” “excited,” “aim,” “strive,” “help,” “progress,” “select,” “initiate,” “looking forward,” “promise,” “provide,” “commit,” “best-in-class,” “first-in-class,” and similar expressions and their variants, are intended to identify forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors.
We based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy and business development activities, pipeline legal status, short-term and long-term business operations and objectives, employees, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described in “Risk Factors” in this prospectus or any prospectus supplement, and under a similar heading in any other annual, periodic or current report we file with the SEC. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge quickly and from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business and operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this prospectus, any prospectus supplement or any free writing prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement.
You should read carefully the factors described in the “Risk Factors” section of this prospectus and any prospectus supplement, and under a similar heading in any other annual, periodic or current report we file with the SEC, to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. You are advised to consult any further disclosures we make on related subjects in our future public filings and on our website.

SUMMARY INFORMATION
This summary does not contain all the information that you should consider before investing in our company. You should carefully read the entire prospectus and any accompanying prospectus supplement, including all documents incorporated by reference herein and therein.
Overview
We are a clinical-stage pharmaceutical company striving to transform patient lives by developing innovative and differentiated prescription therapeutics for the treatment of autoimmune, inflammatory, and other debilitating diseases. Our pipeline consists of several development-stage candidates and a cutting-edge platform with broad potential in autoimmune and inflammatory disorders. Our executive management team and board of directors bring extensive experience in product development and global commercialization, having served in senior leadership roles at large global pharmaceutical companies and biotechs that have developed and/or launched successful products, including several that were first-in-class and/or achieved iconic status, such as Cialis®, Taltz®, Gemzar®, Prozac®, Cymbalta®, Juvederm®, Pluvicto®, and Sofpironium Bromide. Our strategy is to leverage this experience to in-license, acquire, develop, and commercialize innovative pharmaceutical products that we believe can meaningfully benefit patients who are suffering from chronic, debilitating diseases that are underserved by available therapies. We have demonstrated our success with this strategy by developing sofpironium bromide gel, 15%, a novel treatment for primary axillary hyperhidrosis, from an early preclinical stage through a successful Phase 3 program in the U.S. and through marketing approval and commercial launch in Japan with our former partner Kaken Pharmaceutical Co., Ltd. (“Kaken”), culminating in the sale of our rights in sofpironium bromide to Botanix SB Inc.
Our corporate headquarters are located at 5777 Central Avenue, Suite 102, Boulder, Colorado 80301, where we occupy facilities totaling approximately 3,000 square feet under a lease agreement that expires in December 2022 and includes two additional three-year renewal options. We use our current facilities primarily for research and development and general and administrative personnel. Our telephone number is (720) 505-4755, and our website address is www.brickellbio.com. Information contained on our website is not a part of this prospectus; you should not consider information contained on our website in deciding whether to purchase our securities and the inclusion of our website address in this prospectus is an inactive textual reference only.
This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, any prospectus supplement, any free writing prospectus, and the information incorporated by reference herein and therein, including logos, artwork, and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other company.
The Lincoln Park Transaction
On February 17, 2020, we and Lincoln Park entered into (i) the Purchase Agreement; and (ii) a registration rights agreement (the “Registration Rights Agreement”). Under the terms and subject to the conditions of the Purchase Agreement, we have the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park is obligated to purchase, up to $28.0 million in the aggregate of shares of common stock. In order to retain maximum flexibility to issue and sell up to the maximum of $28.0 million of our common stock under the Purchase Agreement, we sought and, at our annual meeting on April 19, 2021, received, stockholder approval for the sale and issuance of common stock in connection with the Purchase Agreement under Nasdaq Listing Rule 5635(d). Sales of common stock by us, if any, will be subject to certain limitations, and may occur from time to time, at our sole discretion, over the 36-month period commencing on August 14, 2020 (the “Commencement Date”).

Following the Commencement Date, and subject to the terms of the Purchase Agreement including the effectiveness of a registration statement registering the shares sold to Lincoln Park, on any business day selected by us, we may direct Lincoln Park to purchase up to the following amounts of our stock (each, a “Regular Purchase”): 2,222 shares of common stock on such business day, provided, however, that (i) the Regular Purchase may be increased to up to 2,777 shares, provided that the closing sale price of our common stock is not below $3.00 on the purchase date; and (ii) the Regular Purchase may be increased to up to 3,333 shares, provided that the closing sale price of our common stock is not below $5.00 on the purchase date. Alternatively, we may sell to Lincoln Park on such business day up to $150,000 worth of our common stock as a “Regular Purchase” in the event that the proceeds from the sale to Lincoln Park of the share amount described above would be less than $150,000. In each case, Lincoln Park’s maximum commitment in any single Regular Purchase may not exceed $1.0 million. The purchase price per share for each such Regular Purchase will be based on prevailing market prices of common stock immediately preceding the time of sale, as further described below. In addition to Regular Purchases, we may direct Lincoln Park to purchase other amounts as accelerated purchases or as additional accelerated purchases if the closing sale price of our common stock exceeds certain threshold prices as set forth in the Purchase Agreement. In all instances, we may not sell shares of our common stock to Lincoln Park under the Purchase Agreement if it would result in Lincoln Park beneficially owning more than 9.99% of the outstanding shares of common stock (the “Beneficial Ownership Cap”). As of August 31, 2022, approximately $26.9 million of shares of common stock were remaining, but had not yet been sold by us under the Purchase Agreement.
The purchase price per share of common stock for a Regular Purchase will be the lower of 98% of: (i) the lowest trading price for a share of our common stock on the applicable purchase date and (ii) the average of the three lowest closing sale prices for a share of our common stock during the ten consecutive business days ending on the business day immediately preceding such purchase date. The purchase price per share of common stock will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, forward or reverse stock split, or other similar transaction occurring during the business days used to compute such price.
From and after the Commencement Date, we also have the right, but not the obligation, to direct Lincoln Park on each purchase date to make “accelerated purchases” on the following business day (the “Accelerated Purchase Date”) provided the closing price of a share of our stock on such date is at least $1.00, up to the lesser of (i) 300% of the number of shares of our common stock directed by us to be purchased pursuant to a Regular Purchase or (ii) 30% of the trading volume on such Accelerated Purchase Date (during a time period specified in the Purchase Agreement) at a purchase price equal to the lesser of 97% of (x) the closing sale price of a share of our common stock on the Accelerated Purchase Date and (y) the volume weighted average price of a share of our common stock on the Accelerated Purchase Date (during a time period specified in the Purchase Agreement) (each, an “Accelerated Purchase”). We have the right in our sole discretion to set a minimum price threshold for each Accelerated Purchase in the notice provided with respect to such Accelerated Purchase, and we may direct multiple Accelerated Purchases in a day provided that delivery of our common stock has been completed with respect to prior Regular Purchases and Accelerated Purchases that Lincoln Park has purchased.
We agreed with Lincoln Park not to enter into any “variable rate” transactions with any third party, subject to certain exceptions, for a period defined in the Purchase Agreement. We have the right to terminate the Purchase Agreement at any time, at no cost or penalty.
Actual sales of shares of common stock to Lincoln Park under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among others, market conditions, the trading price of our common stock and determinations by us as to the appropriate sources of funding for us and our operations. We expect that any net proceeds received by us from such sales to Lincoln Park will be used for research and development, working capital and general corporate purposes.
The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, agreements, and conditions to completing future sale transactions, indemnification rights, and obligations of the parties. Lincoln Park has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of our common stock. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement, and the Purchase Agreement may be terminated by us at any time at our discretion without any cost.

SELECTED FINANCIAL DATA
Effective July 5, 2022, we effected a 1-for-45 Reverse Stock Split of outstanding shares of our common stock. The following selected financial data presents selected share and per share data reflecting the effect of the Reverse Stock Split on the years ended December 31, 2021 and 2020 and the three-month periods ended March 31, 2022 and 2021. We derived the selected financial data from our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 and our condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, as adjusted to reflect the Reverse Stock Split for all periods presented. Our results for interim periods are not necessarily indicative of the results that may be expected for the full year or any other future period.
AS REPORTED

(in thousands, except share and per share amounts)	Years Ended December 31,
	2021	2020
Net loss	$(39,474)	$(20,913)
Net loss per share, basic and diluted	$(0.49)	$(0.85)
Weighted-average shares used to compute net loss per share, basic and diluted	80,315,595	24,514,157
Common shares outstanding at period end	119,377,286	53,551,461

	For the Three Months Ended March 31,
	2022	2021
Net loss	$(9,410)	$(9,005)
Net loss per share, basic and diluted	$(0.08)	$(0.15)
Weighted-average shares used to compute net loss per share, basic and diluted	119,377,286	61,163,581
Common shares outstanding at period end	119,377,286	67,176,246

AS ADJUSTED FOR 1-FOR-45 REVERSE STOCK SPLIT

	Years Ended December 31,
(in thousands, except share and per share amounts)	2021	2020
Net loss	$(39,474)	$(20,913)
Net loss per share, basic and diluted	$(22.12)	$(38.39)
Weighted-average shares used to compute net loss per share, basic and diluted	1,784,791	544,759
Common shares outstanding at period end	2,652,828	1,190,032

	For the Three Months Ended March 31,
	2022	2021
Net loss	$(9,410)	$(9,005)
Net loss per share, basic and diluted	$(3.55)	$(6.63)
Weighted-average shares used to compute net loss per share, basic and diluted	2,652,828	1,359,190
Common shares outstanding at period end	2,652,828	1,492,805

RISK FACTORS
An investment in our shares involves risks. We urge you to carefully consider all of the information contained in or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus, including the risk factors under the heading “Risk Factors” in this prospectus and any prospectus supplement, and under a similar heading in any other annual, periodic or current report we file with the SEC. This prospectus, any prospectus supplement or any free writing prospectus may also contain forward-looking statements that involve risks and uncertainties. Please read “Cautionary Note Concerning Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described in this prospectus, any prospectus supplement and the documents incorporated by reference into this prospectus or any prospectus supplement. If any of these risks occur, this could expose us to liability, and our business, financial condition or results of operation could be adversely affected. As a result, you could lose all or part of your investment.
RISKS RELATED TO THIS OFFERING
The sale or issuance of our common stock to Lincoln Park may cause dilution and the sale of the shares of common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our common stock to fall.
On February 17, 2020, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has committed to purchase up to an aggregate of $28.0 million of shares of our common stock. The 1,750,000 shares of our common stock being registered for resale hereunder that may be issued under the Purchase Agreement may be sold by us to Lincoln Park at our discretion from time to time. The purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.
We generally have the right to control the timing and amount of any future sales of our shares to Lincoln Park. Sales of our common stock, if any, to Lincoln Park will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion.
We may not have access to the full amount available under the Purchase Agreement with Lincoln Park.
Following the Commencement Date, and subject to the terms of the Purchase Agreement including the effectiveness of a registration statement registering the shares sold to Lincoln Park, on any business day selected by us, we may direct Lincoln Park to purchase up to a Regular Purchase on such business day, provided, however, that (i) the Regular Purchase may be increased to up to 2,777 shares, provided that the closing sale price of our common stock is not below $3.00 on the purchase date; and (ii) the Regular Purchase may be increased to up to 3,333 shares, provided that the closing sale price of our common stock is not below $5.00 on the purchase date. Alternatively, we may sell to Lincoln Park on such business day up to $150,000 worth of our common stock as a “Regular Purchase” in the event that the proceeds from the sale to Lincoln Park of the share amount described above would be less than $150,000. In each case, Lincoln Park’s maximum commitment in any single Regular Purchase may not exceed $1.0 million. Although the Purchase Agreement provides that we may sell up to an aggregate of $28.0 million of our common stock to Lincoln Park, only 1,750,000 shares of our common stock are being offered under this prospectus which may be issued to Lincoln Park in the future under the Purchase Agreement, if and when we sell shares to Lincoln Park under the Purchase Agreement. As a result, depending on the market price of our common stock, we may not be able to sell the full $28.0 million commitment amount contemplated by the Purchase Agreement. For example, assuming that we sell all of the 1,750,000 shares of our common stock at an average purchase price of $2.52 per share (which was the closing price of our common stock on The Nasdaq Capital Market on August 31, 2022), our total gross proceeds would only be approximately $4.4 million.
Depending on the price per share at which we sell our common stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $28.0 million total commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act, such additional shares of our common stock, which could cause additional substantial dilution to our stockholders and will require additional time, resources and cost to us. The number of shares ultimately offered for resale by Lincoln Park under this prospectus is dependent upon the number of shares we direct Lincoln Park to purchase under the Purchase Agreement.
The purchase price per share of common stock for a Regular Purchase will be the lower of 98% of: (i) the lowest trading price for a share of our common stock on the applicable purchase date and (ii) the average of the three lowest closing sale prices for a share of our common stock during the ten consecutive business days ending on the business day immediately preceding such purchase date. The purchase price per share of common stock will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, forward or reverse stock split, or other similar transaction occurring during the business days used to compute such price.
From and after the Commencement Date, we also have the right, but not the obligation, to direct Lincoln Park on each purchase date to make Accelerated Purchases on the Accelerated Purchase Date provided the closing price of a share of our stock on such date is at least $1.00, up to the lesser of (i) 300% of the number of shares of our common stock directed by us to be purchased pursuant to a Regular Purchase or (ii) 30% of the trading volume on such Accelerated Purchase Date (during a time period specified in the Purchase Agreement) at a purchase price equal to the lesser of 97% of (x) the closing sale price of a share of our common stock on the Accelerated Purchase Date and (y) the volume weighted average price of a share of our common stock on the Accelerated Purchase Date (during a time period specified in the Purchase Agreement). We have the right in our sole discretion to set a minimum price threshold for each Accelerated Purchase in the notice provided with respect to such Accelerated Purchase, and we may direct multiple Accelerated Purchases in a day provided that delivery of our common stock has been completed with respect to prior Regular Purchases and Accelerated Purchases that Lincoln Park has purchased.
The extent we rely on Lincoln Park as a source of funding will depend on a number of factors, including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Lincoln Park were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell all $28.0 million under the Purchase Agreement to Lincoln Park, we will still need additional capital to fully implement our business, operating, and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.
Our management might apply the net proceeds from this offering in ways with which you do not agree and in ways that may impair the value of your investment.
We currently intend to use the net proceeds from this offering for research and development, working capital and general corporate purposes. Our management has broad discretion as to the use of these proceeds and you will be relying on the judgment of our management regarding the application of these proceeds. We might apply these proceeds in ways with which you do not agree, or in ways that do not yield a favorable return. If our management applies these proceeds in a manner that does not yield a significant return, if any, on our investment of these net proceeds, it could compromise our ability to pursue our growth strategy and adversely affect the market price of our common stock.

USE OF PROCEEDS
This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. We will receive no proceeds from the sale of shares of common stock by the selling stockholder in this offering. However, we may receive aggregate gross proceeds of up to $28.0 million under the Purchase Agreement, including the sale of up to 1,750,000 shares of common stock issuable pursuant to the Purchase Agreement, which are being registered hereunder for resale by the selling stockholder. These proceeds received from our sale of common stock to the selling stockholder under the Purchase Agreement will be used for research and development, working capital and general corporate purposes. Please see “Selling Stockholder” elsewhere in this prospectus for more information.

THE LINCOLN PARK TRANSACTION
General
On February 17, 2020, we and Lincoln Park entered into the Purchase Agreement. Under the terms and subject to the conditions of the Purchase Agreement, we have the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park is obligated to purchase, up to $28.0 million in the aggregate of shares of common stock. In order to retain maximum flexibility to issue and sell up to the maximum of $28.0 million of our common stock under the Purchase Agreement, we sought and, at our annual meeting on April 19, 2021, received, stockholder approval for the sale and issuance of common stock in connection with the Purchase Agreement under Nasdaq Listing Rule 5635(d). Sales of common stock by us, if any, will be subject to certain limitations, and may occur from time to time, at our sole discretion, over the 36-month period commencing on the Commencement Date. Also, in connection with the Purchase Agreement, we entered into the Registration Rights Agreement with Lincoln Park, pursuant to which we agreed, inter alia, to register shares of common stock that have been or may be issued under the Purchase Agreement.
Actual sales of shares of common stock to Lincoln Park under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among others, market conditions, the trading price of our common stock and determinations by us as to the appropriate sources of funding for us and our operations. We expect that any net proceeds received by us from such sales to Lincoln Park will be used for research and development, working capital and general corporate purposes.
The Purchase Agreement contains customary representations, warranties, agreements and conditions to completing future sale transactions, indemnification rights, and obligations of the parties. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement, and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.
Purchase of Shares under the Purchase Agreement
Following the Commencement Date, and subject to the terms of the Purchase Agreement including the effectiveness of a registration statement registering the shares sold to Lincoln Park, on any business day selected by us, we may direct Lincoln Park to purchase up to a Regular Purchase on such business day, provided, however, that (i) the Regular Purchase may be increased to up to 2,777 shares, provided that the closing sale price of our common stock is not below $3.00 on the purchase date; and (ii) the Regular Purchase may be increased to up to 3,333 shares, provided that the closing sale price of our common stock is not below $5.00 on the purchase date. Alternatively, we may sell to Lincoln Park on such business day up to $150,000 worth of our common stock as a “Regular Purchase” in the event that the proceeds from the sale to Lincoln Park of the share amount described above would be less than $150,000. In each case, Lincoln Park’s maximum commitment in any single Regular Purchase may not exceed $1.0 million. The purchase price per share for each such Regular Purchase will be based on prevailing market prices of common stock immediately preceding the time of sale. In addition to Regular Purchases, we may direct Lincoln Park to purchase other amounts as accelerated purchases or as additional accelerated purchases if the closing sale price of our common stock exceeds certain threshold prices as set forth in the Purchase Agreement. In all instances, we may not sell shares of our common stock to Lincoln Park under the Purchase Agreement if it would result in Lincoln Park beneficially owning more than the Beneficial Ownership Cap. As of August 31, 2022, approximately $26.9 million of shares of common stock were remaining, but had not yet been sold by us under the Purchase Agreement.
The purchase price per share of common stock for a Regular Purchase will be the lower of 98% of: (i) the lowest trading price for a share of our common stock on the applicable purchase date and (ii) the average of the three lowest closing sale prices for a share of our common stock during the ten consecutive business days ending on the business day immediately preceding such purchase date. The purchase price per share of common stock will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, forward or reverse stock split, or other similar transaction occurring during the business days used to compute such price.
From and after the Commencement Date, we also have the right, but not the obligation, to direct Lincoln Park on each purchase date to make Accelerated Purchases on the Accelerated Purchase Date provided the closing price of a share of our stock on such date is at least $1.00, up to the lesser of (i) 300% of the number of shares of our common stock directed by us to be purchased pursuant to a Regular Purchase or (ii) 30% of the trading volume on such Accelerated Purchase Date (during a time period specified in the Purchase Agreement) at a purchase price equal to the lesser of 97% of (x) the closing sale price of a share of our common stock on the Accelerated Purchase Date and (y) the volume weighted average price of a share of our common stock on the Accelerated Purchase Date (during a time period specified in the Purchase Agreement). We have the right in our sole discretion to set a minimum price threshold for each Accelerated Purchase in the notice provided with respect to such Accelerated Purchase, and we may direct multiple Accelerated Purchases in a day provided that delivery of our common stock has been completed with respect to prior Regular Purchases and Accelerated Purchases that Lincoln Park has purchased.
Other than as set forth above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.
Events of Default
Events of default under the Purchase Agreement include the following:
(a)    the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by Lincoln Park of our common stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;
(b)    the suspension of our common stock from trading on The Nasdaq Capital Market for a period of one business day, provided that we may not direct Lincoln Park to purchase any shares of our common stock during any such suspension;
(c)    the delisting of our common stock from The Nasdaq Capital Market, provided, however, that our common stock is not immediately thereafter trading on the New York Stock Exchange, The Nasdaq Global Market, The Nasdaq Global Select Market, the NYSE American, the NYSE Arca, the OTCQB or OTCQX operated by the OTC Markets Group, Inc. (or nationally recognized successor to any of the foregoing);
(d)    the transfer agent’s failure for three business days to issue to Lincoln Park shares of our common stock which Lincoln Park is entitled to receive under the Purchase Agreement;
(e)    any breach of the representations or warranties or covenants contained in the Purchase Agreement or any related agreement which has or which could have a material adverse effect on us subject to a cure period of five business days;
(f)    any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us; or
(g)    if at any time we are not eligible to transfer our common stock electronically.
In addition to any other rights and remedies under applicable law and the Purchase Agreement, so long as an Event of Default has occurred and is continuing, or if any event which, after notice and/or lapse of time, would become an Event of Default, has occurred and is continuing, we shall not deliver to the Lincoln Park any Regular Purchase notice or accelerated purchase notice.
Our Termination Rights
We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to Lincoln Park to terminate the Purchase Agreement. In the event of bankruptcy proceedings by or against us, the Purchase Agreement will automatically terminate without action of any party.
No Short-Selling or Hedging by Lincoln Park
Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.
Prohibitions on Variable Rate Transactions
There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement.
Effect of Performance of the Purchase Agreement on Our Stockholders
All 1,750,000 shares registered in this offering which may be issued or sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 36-months from the Commencement Date. The sale by Lincoln Park of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock to Lincoln Park, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our shares to Lincoln Park, and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.
Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Lincoln Park to purchase up to an aggregate of $28.0 million of our common stock. Depending on the price per share at which we sell our common stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $28.0 million total commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares of our common stock, which could cause additional substantial dilution to our stockholders and will require additional time, resources and cost to us. The number of shares ultimately offered for resale by Lincoln Park under this prospectus is dependent upon the number of shares we direct Lincoln Park to purchase under the Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of shares to Lincoln Park under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share	Number of Registered Shares to be Issued if Full Purchase (1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Lincoln Park (2)	Proceeds from the Sale of Shares to Lincoln Park Under the Purchase Agreement
$1.00	1,750,000	36.8%	$1,750,000
$2.00	1,750,000	36.8%	$3,500,000
$2.52 (3)	1,750,000	36.8%	$4,410,000
$3.00	1,750,000	36.8%	$5,250,000
$4.00	1,750,000	36.8%	$7,000,000

(1)    Although the Purchase Agreement provides that we may sell shares of common stock valued at up to an aggregate of $28.0 million, the shares of common stock registered hereunder may or may not cover all the shares of common stock we ultimately sell to Lincoln Park under the Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only those shares of common stock that we are registering in this offering, without regard for the Beneficial Ownership Cap.
(2)    The denominator is based on 2,999,770 shares outstanding as of August 31, 2022, adjusted to include the number of shares of common stock set forth in the adjacent column which we would have issued to Lincoln Park based on the applicable assumed average purchase price per purchase share.
(3)    The closing sale price of our shares on August 31, 2022.

DESCRIPTION OF CAPITAL STOCK
The following is a summary of the material terms of our capital stock and certain provisions of our amended and restated certificate of incorporation, as amended (the “Certificate”), and amended and restated bylaws (the “Bylaws”). It also summarizes some relevant provisions of the Delaware General Corporation Law (the “DGCL”). Since the terms of our Certificate, our Bylaws and the DGCL are more detailed than the general information provided below, you should only rely on the actual provisions of those documents and the DGCL. If you would like to read our Certificate or our Bylaws, they are on file with the SEC. See “Incorporation by Reference” and “Where You Can Find More Information” below.
As of August 31, 2022, our Certificate authorized us to issue 300,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of August 31, 2022, we had 2,999,770 shares of common stock and no shares of preferred stock outstanding and warrants outstanding to purchase (i) one share of our common stock at an exercise price of $3.15 per share; (ii) 10,927 shares of our common stock at an exercise price of $466.20 per share; (iii) 201 shares of our common stock at an exercise price of $1,499.06 per share; (iv) 34,588 shares of our common stock at an exercise price of $52.20 per share; (v) 388,532 shares of our common stock at an exercise price of $56.25 per share; and (vi) 186,814 shares of our common stock at an exercise price of $32.40 per share. As of August 31, 2022, we also had 225,985 options issued and outstanding to purchase our common stock at a weighted average exercise price of $84.38 per share. As of August 31, 2022, we had 131,174 shares remaining available for future grant under the 2020 Omnibus Long-Term Incentive Plan. If the holders of our outstanding stock options and warrants exercise their rights to acquire our common stock, the percentage ownership of our stockholders existing prior to the exercise of such rights will be diluted.
Common Stock
Voting Rights. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders. The holders of shares of our common stock are not entitled to cumulate their votes in the election of directors, which means that holders of a majority of the outstanding shares of our common stock can elect all of our directors.
Dividend Rights. The holders of our common stock are entitled to receive ratably the dividends, if any, that may be declared from time to time by our board of directors out of funds legally available for such dividends.
Liquidation Rights. In the event of a liquidation, dissolution or winding up of our company, the holders of our common stock would be entitled to share ratably in all assets remaining after payment of liabilities and the satisfaction of any liquidation preferences granted to the holders of any outstanding shares of preferred stock.
Preemptive Rights. Holders of our common stock have no preemptive rights and no conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All the outstanding shares of common stock are, and all shares of common stock offered, when issued and paid for, will be, validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any shares of our preferred stock.
The Nasdaq Capital Market Listing
Our common stock is listed on The Nasdaq Capital Market under the symbol “BBI.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, New York 11219 and its telephone number is (800) 937-5449.

Anti-Takeover Provisions
Our Certificate, Bylaws and certain provisions of the DGCL may have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt that a stockholder would consider in its best interest. This includes an attempt that might result in a premium over the market price for the shares of common stock held by stockholders. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. They are also expected to encourage persons seeking to acquire control of our company to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging takeover proposals because, among other things, negotiation of takeover proposals might result in an improvement of their terms.
Delaware Anti-Takeover Law
We are a Delaware corporation and, as such, we are subject to Section 203 of the DGCL. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
•prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers of the corporation and (b) shares issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
Section 203 defines a business combination to include:
•any merger or consolidation involving the corporation and the interested stockholder;
•any sale, lease, exchange, mortgage, pledge, transfer or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
•subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•any transaction involving the corporation that has the effect of increasing the proportionate share of its stock owned by the interested stockholder; or
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
In general, Section 203 of the DGCL defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person associated with, or controlling, controlled by, or under common control with, the entity or person.

Certificate and Bylaws
Some provisions of our Certificate and Bylaws could also have anti-takeover effects. These provisions:
•provide for a board comprised of three classes of directors with each class serving a staggered three-year term;
•authorize our board of directors to issue preferred stock from time to time, in one or more classes or series, without stockholder approval;
•require the approval of at least two-thirds of our outstanding voting stock to amend specified provisions of our Certificate;
•require the approval of at least two-thirds of our total number of authorized directors, or two-thirds of our outstanding voting stock, to amend our Bylaws;
•provide that special meetings of our stockholders may be called only by our Chief Executive Officer, or by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors;
•provide that vacancies on our board of directors and newly created directorships may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director; and
•do not include a provision for cumulative voting for directors (under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors).

SELLING STOCKHOLDER
The shares of common stock being offered by the selling stockholder are those which may be issued to such selling stockholder pursuant to the Purchase Agreement. We are registering these shares of common stock in order to permit the selling stockholder to offer the shares for resale from time to time. Should we direct the selling stockholder to purchase shares of our common stock, it may resell such shares pursuant to the registration statement of which this prospectus forms a part.
We do not know how long the selling stockholder will hold the shares before selling them or how many shares the selling stockholder will sell and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares of common stock registered under the registration statement of which this prospectus forms a part.
The following table sets forth the maximum number of shares of our common stock to be sold by the selling stockholder. The table also sets forth the name of the selling stockholder, the nature of any position, office, or other material relationship which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock to be owned by such selling stockholder after completion of the offering.
We prepared the table based on information provided to us by the selling stockholder. We have not sought to verify such information. Additionally, the selling stockholder may have sold or transferred some or all of its shares of our common stock in transactions exempt from the registration requirements of the Securities Act since the date on which the information in the table was provided to us. Other information about the selling stockholder may also change over time.
Except as otherwise indicated, each selling stockholder has sole voting and dispositive power with respect to such shares.

	Shares of Common Stock Beneficially Owned Prior to the Offering(1)(2)		Shares of Common Stock Being Offered Hereby(4)	Shares of Common Stock Beneficially Owned After Completion of the Offering(5)
Name of Selling Stockholder	Number	Percent(3)	Number	Number	Percent(3)
Lincoln Park Capital Fund, LLC	107,139	3.57%	1,750,000	107,139	2.26%

(1)    Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In computing the number of shares beneficially owned by a person and the percentage ownership of the selling stockholder, securities that are currently exercisable into shares of our common stock, or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding.
(2)    Ownership prior to the offering excludes the 1,750,000 shares of common stock which may be issued to the selling stock under the Purchase Agreement and are registered hereunder. Ownership prior to the offering consists of (i) 0 shares directly owned by the selling stockholder, (ii) 41,686 shares issuable upon the exercise of a warrant held by the selling stockholder with an exercise price of $56.25 per share, (ii) 34,588 shares issuable upon the exercise of a warrant held by the selling stockholder at an exercise price of $52.20, and (iii) 30,865 shares issuable upon the exercise of a warrant held by the selling stockholder with an exercise price of $32.40, which warrants are subject to beneficial ownership limitations which restrict the exercise of the warrants if, as a result of such exercise, the selling stockholder, together with its affiliates and any other person whose beneficial ownership of common stock would be aggregated with the selling stockholder for purposes of Section 13(d) of the Exchange Act would exceed 9.99% of the number of shares of our common stock outstanding.
(3)    Calculated based on 2,999,770 shares of our common stock outstanding on August 31, 2022.

(4)    Although the Purchase Agreement provides that we may sell up to an aggregate of $28.0 million of our common stock to the selling stockholder, only 1,750,000 shares of our common stock are being offered under this prospectus. Depending on the price per share at which we sell our common stock to the selling stockholder pursuant to the Purchase Agreement, we may need to sell to the selling stockholder under the Purchase Agreement more shares of our common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $28.0 million total commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by the selling stockholder is dependent upon the number of shares we sell to the selling stockholder under the Purchase Agreement.
(5)    Calculated by dividing (i) the total number of shares beneficially owned by the selling stockholder on August 31, 2022, assuming all shares of common stock registered hereunder have been resold by the selling stockholder, by (ii) the number of shares of our common stock outstanding as of August 31, 2022, as adjusted to include the 1,750,000 shares which may be issued to the selling stockholder pursuant to the Purchase Agreement and that are registered hereunder.

PLAN OF DISTRIBUTION
The shares of common stock listed in the table appearing under “Selling Stockholder” are being registered to permit the resale of the shares by the selling stockholder from time to time after the date of this prospectus. There can be no assurance that the selling stockholder will sell any or all of the common stock offered hereby. We will not receive any of the proceeds from the sale of the common stock by the selling stockholder. We will pay substantially all of the expenses incident to this offering of the shares by the selling stockholder to the public other than commissions and discounts of underwriters, brokers, dealers or agents.
The selling stockholder may sell all or a portion of the shares of common stock beneficially owned by it and offered hereby from time to time directly to purchasers or through one or more underwriters, broker-dealers or agents, at market prices prevailing at the time of sale, at prices related to such market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:
•on any national securities exchange or over-the-counter market on which the shares of common stock may be listed or quoted at the time of sale;
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which a broker-dealer may attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer, as principal, and a subsequent resale by the broker-dealer for its account;
•in “at the market” offerings to or through market makers into an existing market for the shares;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
• in transactions otherwise than on such exchanges or in the over-the-counter market;
•through a combination of any such methods; or
•through any other method permitted under applicable law.
In addition, the selling stockholder may enter into option, derivative or hedging transactions with respect to the shares, and any related offers or sales of shares may be made pursuant to this prospectus. For example, the selling stockholder may:
•enter into transactions involving short sales of the shares by broker-dealers in the course of hedging the positions they assume with the selling stockholder;
•sell shares short itself and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with its short positions;
•write call options, put options or other derivative instruments (including exchange-traded options or privately negotiated options) with respect to the shares, or which it settles through delivery of the shares;
•enter into option transactions or other types of transactions that require the selling stockholder to deliver shares to a broker, dealer or other financial institution, who may then resell or transfer the shares under this prospectus; or

•lend or pledge the shares to a broker, dealer or other financial institution, which may sell the shares under this prospectus.
In effecting sales, brokers-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate. If the selling stockholder effects such transactions by selling the common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the common stock for whom they may act as agent or to whom they may sell as principal. Underwriters may sell securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.
The selling stockholder and any underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, commissions or concessions received by any underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Any selling stockholder who is an “underwriter” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and the provisions of the Exchange Act and the rules thereunder relating to stock manipulation.
In order to comply with the securities laws of some states, the shares sold in those jurisdictions may only be sold through registered or licensed brokers or dealers. In addition, in some states, the shares may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.
Underwriters, dealers and agents who participate in the distribution of securities and their controlling persons may be entitled, under agreements that may be entered into with us, to indemnification by us and the selling stockholder against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents and their controlling persons may be required to make in respect of those liabilities.

INCORPORATION BY REFERENCE
The SEC allows “incorporation by reference” into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus automatically will be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC (excluding any documents or portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):
(1)our Annual Report on Form 10-K for the fiscal year ended December 31, 2021;
(2)those portions of our Definitive Proxy Statement on Schedule 14A for our 2022 Annual Meeting of Stockholders, filed with the SEC on March 22, 2022, that were specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021;
(3)our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2022 filed with the SEC on May 12, 2022, and for the quarter ended June 30, 2022 filed with the SEC on August 12, 2022, as amended on September 1, 2022;
(4)our Current Reports on Form 8-K filed on February 2, 2022, May 3, 2022, May 3, 2022, May 17, 2022, May 25, 2022, June 7, 2022, June 15, 2022, July 5, 2022, July 20, 2022, July 29, 2022, August 23, 2022, and September 1, 2022; and
(5)the description of our common stock, par value $0.01 per share, contained in the registration statement on Form S-8 that we filed with the SEC on September 10, 2019, together with any amendment or report that we may file for the purpose of updating this description.
We incorporate by reference all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering, with the exception of any information furnished under Item 2.02 and Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.
This prospectus is part of a registration statement and does not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Statements in this prospectus, any prospectus supplement or any free writing prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s website, as provided above.
Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to any person, including any beneficial owner, to whom a prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus. You should direct requests for documents to:
Brickell Biotech, Inc.
c/o Corporate Secretary
5777 Central Avenue, Suite 102
Boulder, CO 80301
(720) 505-4755
Email: IR@brickellbio.com
You should rely only on the information incorporated by reference or presented in this prospectus supplement, any prospectus supplement or any free writing prospectus. We have not authorized anyone else to provide you with different information. The selling stockholder is not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any free writing prospectus is accurate as of any date other than the dates on those documents.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy and information statements with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, at http://www.sec.gov. Our SEC filings are also available at our website (https://www.brickellbio.com). However, except for our filings with the SEC that are incorporated by reference into this prospectus, the information on our website is not, and should not be deemed to be, a part of, or incorporated by reference into, this prospectus.

LEGAL MATTERS
The validity of the common stock and certain other legal matters will be passed upon for us by Faegre Drinker Biddle & Reath LLP.

EXPERTS
The consolidated financial statements of Brickell Biotech, Inc. appearing in Brickell Biotech, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2021, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

1,750,000 Shares of Common Stock

PROSPECTUS

, 2022

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates:

Amount to be paid
SEC registration fee	$412
Printing expenses	5,000
Legal fees and expenses	50,000
Accounting fees and expenses	20,000
Miscellaneous	88
Total	$75,500

Item 14. Indemnification of Directors and Officers.
We are incorporated under the laws of the State of Delaware. Section 145 of the DGCL provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where a present or former director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorney’s fees) which such director or officer has actually and reasonably incurred. Article XI(B) of our Certificate authorizes us to provide indemnification of our directors, officers, agents and any other persons to which applicable law permits us to provide indemnification, and Article V of our Bylaws provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the DGCL. In addition, we maintain a policy providing directors’ and officers’ liability insurance.
Section 102 of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability:
•for any breach of the director’s duty of loyalty to the corporation or its stockholders;
•for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•for acts related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or
•for any transaction from which the director derived an improper personal benefit.
Article XI(A) of our Certificate includes such a provision. Moreover, Article V, Section 5 of our Bylaws provides that expenses incurred by any director, officer, employee or other agent in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified by us.
See Item 17 for information regarding our undertaking to submit to adjudication the issue of indemnification for violation of the securities laws.
Item 15. Recent Sales of Unregistered Securities.
The historical information disclosed pursuant to this Item 15 has not been revised to reflect the Reverse Stock Split.
Sale of Preferred Stock
On May 25, 2022, we entered into a Subscription and Investment Representation Agreement (the “Subscription Agreement”) with a single accredited investor (the “Purchaser”), pursuant to which we agreed to issue and sell one (1) share of our Series A Preferred Stock, par value $0.01 per share (the “Preferred Stock”), to the Purchaser for $10 in cash. The sale closed on May 25, 2022. The Subscription Agreement contains customary representations and warranties and certain indemnification rights and obligations of the parties.
Based in part upon the representations of the Purchaser in the Subscription Agreement, the offering and sale of the Preferred Stock was exempt from registration under Section 4(a)(2) of the Securities Act.
Issuance to FORCE Family Office
On November 23, 2021, we issued 200,000 shares of our common stock to the FORCE Family Office, LLC (“Force”) pursuant to an agreement we entered into with Force on November 23, 2021 for the provision of investor relations services from December 1, 2021 through May 31, 2022. Such issuance was exempt from registration under Section 4(a)(2) of the Securities Act and Regulation D thereunder. Force represented to us that it is an “accredited investor” as defined in Regulation D under the Securities Act and that the issued shares were acquired for investment purposes and not with a view to resale or distribution.
License and Development Agreement with Voronoi
On August 27, 2021 (the “Effective Date”), we entered into a License and Development Agreement (the “License Agreement”) with Voronoi Inc. (“Voronoi”), pursuant to which we acquired exclusive, worldwide rights to research, develop and commercialize novel therapeutics generated from a proprietary DYRK1A inhibitor platform. In accordance with the terms of the License Agreement, in exchange for the license rights, within 30 days following the Effective Date, we were required to make a one-time payment of $2.5 million in cash and to issue 2,816,901 shares of our common stock (the “Shares”) to Voronoi, which number of Shares was based on a price of $0.89 per share, representing a premium of 35% to the 10-day trailing volume-weighted average trading price of our common stock. The Shares were issued on September 10, 2021.
This issuance of the Shares was exempt from registration under the Securities Act, under Section 4(a)(2) of the Securities Act and Regulation D thereunder. Voronoi has represented to us that it is an “accredited investor” as defined in the Securities Act and that the Shares were acquired for investment purposes and not with a view to resale or distribution.

Sales to Lincoln Park
On February 17, 2020, we and Lincoln Park entered into a securities purchase agreement pursuant to which Lincoln Park purchased, and we sold, (i) an aggregate of 950,000 shares of our common stock, (ii) a warrant to initially purchase an aggregate of up to 606,420 shares of our common stock at an exercise price of $0.01 per share and (iii) a warrant to initially purchase an aggregate of up to 1,556,420 shares of our common stock at an exercise price of $1.16 per share, in each case in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act, for an aggregate gross purchase price of $2.0 million. The sale of these securities closed on February 20, 2020.
On February 17, 2020, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has committed to purchase up to an aggregate of $28.0 million of shares of our common stock. From the Commencement Date through August 31, 2022, we have sold 1,300,000 shares of common stock to Lincoln Park pursuant to the Purchase Agreement for aggregate gross proceeds of $1.1 million, in each case in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act.
Amended and Restated License Agreement with Bodor
On February 17, 2020, we, together with Brickell Subsidiary, Inc. (“Brickell Subsidiary”) and Bodor Laboratories, Inc. and Dr. Nicholas S. Bodor (collectively, “Bodor”), entered into an amended and restated license agreement (the “Amended and Restated License Agreement”). The Amended and Restated License Agreement supersedes the License Agreement, dated December 15, 2012, entered into between Brickell Subsidiary and Bodor, as amended by Amendment No. 1 to License Agreement, effective as of October 21, 2013, and Amendment No. 2 to License Agreement, effective as of March 31, 2015.
The Amended and Restated License Agreement retains with us a worldwide, exclusive license to develop, manufacture, market, sell and sublicense products containing the proprietary compound sofpironium bromide based upon the patents referenced in the Amended and Restated License Agreement for a defined field of use. In exchange for entering into the Amended and Restated License Agreement, settling the previously disclosed dispute, and resolving the associated litigation between us and Bodor, we made an upfront payment of $1.0 million in cash to Bodor following the execution of the Amended and Restated License Agreement and the settlement agreement by and among us, Brickell Subsidiary, Inc., and Bodor, dated February 17, 2020. We are required to further pay Bodor (i) a royalty on sales of product outside Kaken’s territory, including a low single-digit royalty on sales of certain product not covered by the patent estate licensed from Bodor; (ii) a specified percentage of all royalties we receive from Kaken for sales of product within its territory; (iii) a percentage of non-royalty sublicensing income we receive from Kaken or other sublicensees; and (iv) a specified cash amount following the occurrence of certain new milestone events ($500,000 of which is due within 60 days of October 9, 2020, based on the enrollment of the first patient in our Cardigan I Study).
We also agreed to issue to Bodor (i) $500,000 of shares of common stock (at a price per share equal to the closing price on the day preceding such issuance) at the time we enroll our first patient in a Phase 3 pivotal clinical trial in the U.S. for subjects with hyperhidrosis and (ii) $1.0 million of shares of common stock (at a price per share equal to the closing price on the day preceding such issuance) at the time we file a new drug application (“NDA”) with the Food and Drug Administration (the “FDA”) for a product containing sofpironium bromide. If we enter into a change of control transaction prior to the occurrence of either of such triggering events, any amount not previously paid in shares of common stock will be accelerated and become payable in cash, in lieu of shares of common stock, upon the closing of the change of control transaction. In connection with the enrollment of the first patient in our Cardigan I Study in the U.S., on October 9, 2020, we issued to Bodor 480,769 shares of our common stock, based on the closing price of $1.04 per share of our common stock on October 8, 2020, as required by the Amended and Restated License Agreement. Such issuance was exempt from registration under Section 4(a)(2) of the Securities Act.
On May 3, 2022, we and Brickell Subsidiary entered into an asset purchase agreement with Botanix SB Inc. (“Botanix”) and Botanix Pharmaceuticals Limited (the “Asset Purchase Agreement”), pursuant to which Botanix acquired and assumed control of all rights, title, and interests to assets primarily related to the compound sofpironium bromide that were owned and/or licensed by us or Brickell Subsidiary. Pursuant to the terms of the Asset Purchase Agreement, we retained our obligation under the Amended and Restated License Agreement to issue $1.0 million in shares of our common stock to Bodor upon the FDA’s acceptance of an NDA filing for sofpironium bromide gel, 15%.
Item 16. Exhibits.
The list of exhibits following the signature page of this registration statement is incorporated by reference herein.
Item 17. Undertakings.
(1)    The undersigned registrant hereby undertakes:
a.    To file, during any period in which offers or sales are being made, a post‑effective amendment to this registration statement:
i.    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii.    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post‑effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
iii.    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(a)(i), (ii) and (iii) above do not apply if the information required to be included in a post‑effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;
b.    That, for the purpose of determining any liability under the Securities Act of 1933, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
c.    To remove from registration by means of a post‑effective amendment any of the securities being registered which remain unsold at the termination of the offering.
d.    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
i.    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement;

ii.    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and
iii.     Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
e.    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant hereby undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i.    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
iv.    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(2)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(4)    The undersigned registrant hereby undertakes that:
a.    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the undersigned registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and
b.    For the purpose of determining any liability under the Securities Act of 1933, each post‑effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boulder, Colorado, on September 2, 2022.

BRICKELL BIOTECH, INC.

By:	/s/ Robert B. Brown
Robert B. Brown Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert B. Brown and Andrew D. Sklawer and each of them, as his true and lawful attorney‑in‑fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys‑in‑fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys‑in‑fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT B. BROWN	Chief Executive Officer and Director (Principal Executive Officer)	September 2, 2022
Robert B. Brown

/s/ ALBERT N. MARCHIO, II	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 2, 2022
Albert N. Marchio, II

/s/ REGINALD L. HARDY	Co-Founder and Chairman of the Board of Directors	September 2, 2022
Reginald L. Hardy

/s/ VIJAY B. SAMANT	Director
Vijay B. Samant		September 2, 2022

/s/ GARY A. LYONS	Director
Gary A. Lyons		September 2, 2022

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3.1
Amended and Restated Certificate of Incorporation, as amended through July 5, 2022 (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q/A filed with the SEC on September 2, 2022).

3.2	Amended and Restated Bylaws, as currently in effect (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 12, 2022).
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s registration statement on Form S-8 filed with the SEC on September 10, 2019).
4.2	Purchase Agreement, dated February 17, 2020, by and between Brickell Biotech, Inc. and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on February 18, 2020).
4.3	Registration Rights Agreement, dated February 17, 2020, by and between Brickell Biotech, Inc. and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on February 18, 2020).
5.1	Opinion of Faegre Drinker Biddle & Reath LLP.
10.1†	License, Development and Commercialization Agreement, dated March 31, 2015, including certain amendments, by and between Brickell Biotech, Inc. and Kaken Pharmaceutical Co., Ltd. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on September 3, 2019).
10.2†
Amendment to License, Development and Commercialization Agreement, dated February 24, 2016, by and between Brickell Biotech, Inc. and Kaken Pharmaceutical Co., Ltd. (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1/A filed with the SEC on June 8, 2020).

10.3†	Amendment No. 2 to License, Development and Commercialization Agreement, dated October 6, 2017, by and between Brickell Biotech, Inc., and Kaken Pharmaceutical Co., Ltd., including Right of First Negotiation Agreement, as amended, dated October 6, 2017, by and between Brickell Biotech, Inc. and Kaken Pharmaceutical Co., Ltd. (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on September 3, 2019).
10.4†
Clinical Supply Agreement, dated as of July 30, 2019, by and between Brickell Biotech, Inc. and Kaken Pharmaceutical Co., Ltd., and First Amendment to Clinical Supply Agreement, dated as of October 18, 2019 (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1/A filed with the SEC on June 8, 2020).

10.5†
Letter Agreement for Supply of API, dated as of April 26, 2020, by and between Brickell Biotech, Inc. and Kaken Pharmaceutical Co., Ltd. (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1/A filed with the SEC on June 8, 2020).

10.6†
Letter Agreement, dated as of September 3, 2020, by and between Brickell Biotech, Inc. and Kaken Pharmaceutical Co., Ltd. (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1 filed with the SEC on October 13, 2020).

10.7†
Letter Agreement for Supply of API, dated as of December 8, 2020, by and between Brickell Biotech, Inc. and Kaken Pharmaceutical Co., Ltd. (incorporated by reference to Exhibit 10.7 to the Company’s Annual Report on Form 10-K filed with the SEC on March 9, 2021).

10.8†
Brickell-Kaken Amendment to Clinical Supply Agreement and License, Development and Commercialization Agreement, dated as of May 14, 2021, by and between Brickell Biotech, Inc. and Kaken Pharmaceutical Co., Ltd. (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 12, 2021).

10.9†	Amended and Restated License Agreement, dated February 17, 2020, by and among Brickell Biotech, Inc., Brickell Subsidiary, Inc., Bodor Laboratories, Inc. and Dr. Nicholas S. Bodor (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 18, 2020).
10.10†	Settlement Agreement, dated February 17, 2020, by and among Brickell Biotech, Inc., Brickell Subsidiary, Inc., Bodor Laboratories, Inc. and Dr. Nicholas S. Bodor (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 18, 2020).

10.11†
License and Development Agreement, dated as of August 27, 2021, by and between Voronoi Inc. and Brickell Biotech, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 1, 2021).

10.12†	Exclusive License Agreement, dated as of February 2, 2022, by and between Carna Biosciences, Inc. and Brickell Biotech, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 2, 2022).
10.13†	Asset Purchase Agreement, dated as of May 3, 2022, by and among Brickell Biotech, Inc., Brickell Subsidiary, Inc., Botanix SB Inc., and Botanix Pharmaceuticals Limited (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 3, 2022).
10.14†	Transition Services Agreement, dated as of May 3, 2022, by and among Botanix SB Inc. and Brickell Biotech, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on May 3, 2022).
10.15†	Rights Agreement, dated as of May 3, 2022, by and among Brickell Biotech, Inc., Brickell Subsidiary, Inc., and Bodor Laboratories, Inc. (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on May 3, 2022).
10.16	Boulder Lease Agreement, as amended, dated August 4, 2016, by and between Brickell Biotech, Inc. and BMC Properties, LLC (incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K filed with the SEC on September 3, 2019).
10.17
Fourth Amendment to Lease Agreement, dated as of June 17, 2021, by and between Brickell Biotech, Inc. and GPIF 5777 Flatiron LLC (f/k/a BMC Properties, LLC) (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 12, 2021).

10.18	Form of Indemnification Agreement by and between the Company and its directors and executive officers (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 12, 2020).
10.19	Employment Agreement, dated November 16, 2018, by and between Brickell Biotech, Inc. and Robert Brown (incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K filed with the SEC on September 3, 2019).
10.20	Second Amended and Restated Employment Agreement, dated November 27, 2018, by and between Brickell Biotech, Inc. and Andy Sklawer (incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K filed with the SEC on September 3, 2019).
10.21	Employment Agreement, dated August 26, 2021, by and between Brickell Biotech, Inc. and Monica Luchi (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 9, 2021).
10.22	Consulting Agreement by and between Brickell Biotech, Inc. and Danforth Advisors LLC, effective as of December 1, 2020 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 24, 2020).
10.23	First Amended and Restated Employment Agreement, dated September 1, 2020, by and between Brickell Biotech, Inc. and Deepak Chadha (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form S-1 filed with the SEC on October 13, 2020).
10.24	Employment Agreement, dated July 1, 2019, and Amendment to Employment Agreement, dated August 27, 2019, by and between Brickell Biotech, Inc. and David R. McAvoy (incorporated by reference to Exhibit 10.15 to the Company’s Current Report on Form 8-K filed with the SEC on September 3, 2019).
10.25
Brickell Biotech, Inc. 2020 Omnibus Long-Term Incentive Plan, as amended through May 17, 2022 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 17, 2022).

10.26	Amended and Restated Stock Incentive Plan of Vical Incorporated (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 1, 2017).
10.27
Amended and Restated 2009 Equity Incentive Plan of Brickell Biotech, Inc. (incorporated by reference to Exhibit 99.2 to the Company’s Registration Statement on Form S-8 filed with the SEC on September 10, 2019).

10.28	Brickell Biotech, Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 19, 2021).

10.29
Form of Restricted Stock Unit Award Agreement under the Brickell Biotech, Inc. 2020 Omnibus Long-Term Incentive Plan (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 12, 2020).

10.30
Form of Incentive Stock Option Award Agreement under the Brickell Biotech, Inc. 2020 Omnibus Long-Term Incentive Plan (incorporated by reference to Exhibit 10.25 to the Company’s Annual Report on Form 10-K filed with the SEC on March 9, 2021).

10.31
Form of Non-Qualified Stock Option Award Agreement under the Brickell Biotech, Inc. 2020 Omnibus Long-Term Incentive Plan (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 12, 2020).

10.32	Series A Warrant issued by Brickell Biotech, Inc. to Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-3 filed with the SEC on February 28, 2020).
10.33	Series B Warrant issued by Brickell Biotech, Inc. to Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-3 filed with the SEC on February 28, 2020).
10.34	At Market Issuance Sales Agreement, dated April 14, 2020, by and between Brickell Biotech, Inc. and Oppenheimer & Co. Inc. (incorporated by reference to Exhibit 1.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 14, 2020).
10.35	At Market Issuance Sales Agreement, dated March 9, 2021, by and among the Company, Oppenheimer & Co. Inc. and William Blair & Company, L.L.C. (incorporated by reference to Exhibit 1.2 to the Company’s Registration Statement on Form S-3 filed with the SEC on March 9, 2021).
10.36	Securities Purchase Agreement, dated February 17, 2020, by and between Brickell Biotech, Inc. and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on February 18, 2020).
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed with the SEC on March 15, 2022).
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Faegre Drinker Biddle & Reath LLP (included as part of Exhibit 5.1).
24.1	Power of Attorney (included in the signature page to this registration statement).
107	Filing Fee Table

†	Certain confidential information contained in this agreement has been omitted because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.